Exhibit 5.1

New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

February 16, 2021

Signify Health, Inc.

800 Connecticut Avenue

Norwalk, CT 06854

Ladies and Gentlemen:

We have acted as special counsel for Signify Health, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 40,986,244 shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Shares”) issuable (a) pursuant to the Signify Health, Inc. 2021 Long-Term Incentive Plan, (b) upon the exercise of stock options outstanding under the Signify Health, Inc. 2021 Long-Term Incentive Plan, (c) pursuant to the Signify Health, Inc. Employee Stock Purchase Plan, (d) upon the exercise of stock options outstanding under the Signify Health, Inc. Amended and Restated 2012 Equity Incentive Plan and the Signify Health, Inc. Amended and Restated 2019 Equity Incentive Plan and (e) upon the exchange of common units of Cure Aggregator, LLC outstanding under the Cure Aggregator, LLC Incentive Unit Agreements for common units of Cure TopCo, LLC and, subsequently, for Class A Shares (such plans and agreements collectively, the “Plans”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the Class A Shares have been duly authorized and, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP